Exhibit 99.1
MERCANTILE BANCORP EXECUTES MERGER OF
FARMERS STATE BANK INTO MERCANTILE BANK
Streamlined Operation to Further Mercantile Brand Recognition in Key Markets
Quincy, IL, April 21, 2008 — Mercantile Bancorp, Inc. (AMEX: MBR), the bank holding company for Mercantile Bank and Farmers State Bank of Northern Missouri, today announced it has received regulatory approval for the merger of Farmers into Mercantile, and successfully executed the merger on April 18. Farmers’ locations in Savannah and St. Joseph, Missouri will operate as full-service branches of Mercantile Bank when they open April 21.
Mercantile Bancorp acquired Farmers in 1999 and has spent much of the last year preparing Farmers’ employees and customers for a smooth transition through the merger. Farmers’ David W. DeShon will remain regional president reporting to Mercantile Bank President and CEO H. Blaine Strock.
“Savannah and St. Joseph, Missouri are very similar communities to our Quincy, Illinois headquarters,” explained Ted T. Awerkamp, Mercantile Bancorp’s President and CEO. “This transition makes considerable business sense from an operational standpoint, and with the talent we have recently recruited from that area to join our team in specific business lines, the collective efforts of this franchise will propel Mercantile Bank to new heights. The integration of Farmers’ operations into Mercantile Bank is well advanced, and the greater operating efficiency and added growth will be noticeable.
In addition, Farmers has been a leader in our group in developing a template for providing brokerage management services. That expertise, coupled with the quality trust services business-line in place for Mercantile Bank, will grow our total asset management services to complement the core banking business in these markets, resulting in continued growth for the franchise.”
Upon completion of the merger, Mercantile Bank will exceed $710 million in total assets with five branches in Quincy, Illinois, two branches operating in St. Joseph and one in Savannah, Missouri.
About Mercantile Bancorp:
Mercantile Bancorp, Inc. is a Quincy, Illinois-based $1.6 billion asset bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two in Missouri and one in each of Kansas and Florida, where the company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company recently opened a loan production office in Carmel, Ind. In addition, the company has minority investments in 10 community banks in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.

Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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